Exhibit 10.2

Form of Stock Option Grant Letter for Employees

[Date of Grant]

[Name]

[Address]

[City, State Zip]

Dear [Optionee],

I am pleased to advise you that PLC Systems Inc. (the “Company”) has, on this date, pursuant to its 2005 Stock Incentive Plan (the “Plan”), awarded you [an incentive stock option/a nonstatutory stock option] to purchase                      shares of the Common Stock, no par value per share, of the Company, at a price of $           per share.

In addition to the terms of the Plan, the following terms and conditions are applicable with respect to this option, and your signature below shall constitute your acknowledgement and acceptance of same:

1.             This option shall not be transferable under any circumstances except by operation of law.

2.             The price at which this option may be exercised shall be $         per share.

3.             This option is subject to the following terms:

(a)           Should your employment with the Company (or a parent or subsidiary of the Company) be terminated for any reason other than death or disability (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) or for “Cause” (as defined below), all unexercised options shall terminate 90 days after the date of your termination (but in no event after 10 years from the date of grant); provided, however, that (i) if, as of the date of such termination for any reason other than death, disability or for Cause, you are at least 59.5 years old and have been employed by the Company continuously for at least the five years prior to such date, then all of your unexercised options shall instead terminate 3 years after the date of your termination (but in no event after 10 years from the date of grant), and (ii) this option shall be exercisable only to the extent that you were entitled to exercise this option on the date of such cessation of employment.

(b)           In the event of termination of your employment as a result of your death, the outstanding options exercisable by you at the date of your death may be exercised by your estate until one year from the date of your death (but in no event after 10 years from the date of grant), provided that this option shall be exercisable only to the extent that this option was exercisable by you on the date of your death.

(c)           In the event of termination of your employment as a result of your disability (as defined in the Code), all outstanding options exercisable by you at the date of such termination shall terminate one year from the date your employment terminates (but in no event after 10 years from the date of grant), provided that this option shall be exercisable only to the extent that this option was exercisable by you on the date of your disability.

(d)           If you are discharged by the Company for “Cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge.  “Cause” shall mean your willful misconduct or willful failure to perform your responsibilities to the Company (including, without limitation, your breach of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between you and the Company), as determined by the Company, which determination shall be conclusive.

(e)           If you violate the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between you and the Company, the right to exercise this option shall terminate immediately upon written notice to you from the Company describing such violation.

4.             This option may be exercised in whole or in part from time to time; provided, however, that an option may not be exercised as to less than 100 shares at any one time unless it is being exercised in full and the balance of the shares subject to the option is less than 100.  Each election to exercise this option shall be in writing, signed by you, and received by the Company at its principal office, accompanied by this letter, and payment in full in the manner provided in the Plan.

5.             The shares of Common Stock underlying this option and the exercise price therefor shall be equitably adjusted from time to time for stock splits, reverse splits, stock dividends and reclassifications of shares in accordance with the Plan.

6.             [In the event of a Reorganization Event (as defined in the Plan), the Company shall give prior notice of such an event to you, and you may exercise up to 100% of this option as of a time specified in such notice.  If you do not exercise the option prior to the consummation of the Reorganization Event, all unexercised portions of this option shall terminate and be of no further force or effect.] Note: This clause may be inserted at the discretion of the Company’s Board of Directors.

7.             Notwithstanding anything contained herein to the contrary [(except paragraph (6) hereof)], the maximum number of shares of options that may be exercised is as follows:

Number of
Period	Options Exercisable

8.             No shares will be issued pursuant to the exercise of this option unless and until you pay to the Company, or make provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

9.             This option may not be sold, assigned, transferred, pledged or otherwise encumbered by you, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during your lifetime, this option shall be exercisable only by you.

10.           Unless earlier terminated, this option will expire 10 years from the date of grant.

11.           This option is subject to the provisions of the Plan, a copy of which is furnished to you with this option.

When you wish to exercise this stock option, please refer to the provisions of this letter and the Plan and then correspond in writing with the Chief Financial Officer of the Company. Further, please indicate your acknowledgment and acceptance of this option by signing the enclosed copy of this letter and returning it to the undersigned or                            within 30 days of your receipt of this grant.

Sincerely,

Mark R. Tauscher,
President and Chief Executive Officer

ACKNOWLEDGEMENT AND CONSENT:

Optionee